7300 North State Street Bellingham Washington 98225 www.saturna.com	Telephone: Fax:	(360) 734-9900 (800) SATURNA (360) 734-0755

TO:	The Board of Trustees of Saturna Investment Trust (the “Board”)

FROM:	Elliott S. Cohen
Secretary, Saturna Investment Trust

DATE:	March 19, 2024

RE:	Saturna Capital Corporation Expense Limitation and Fee Wavier Agreement

As the Board is aware, certain Sextant and Saturna Sustainable Funds currently enjoy an Expense Limitation and Fee Wavier Agreement (the “Fee Waiver”) whereby Saturna Capital Corporation has agreed to waive fees and/or reimburse expenses to limit the Funds’ annual net operating expenses, excluding brokerage commissions, interest, taxes, and extraordinary expenses, to the annual total net operating expense ratios shown in the following table:

Fund	Annual Total Net Operating Expenses
Short Term Bond Fund	0.60%
Bond Income Fund	0.65%
Global High-Income Fund	0.75%
Saturna Sustainable Equity Fund	0.75%
Saturna Sustainable Bond Fund	0.65%

Saturna proposes to continue the Fee Waiver unchanged from the above table for March 31, 2024-25. Beyond extending the term of the Funds’ Fee Waiver there are no changes proposed to the Fee Waiver agreement which is an exhibit to this Tab I of the Board Book. This Fee Wavier may be changed or terminated only with approval of the Board of Trustees.

In order to show the effect of the Fee Waiver for the Funds the Board is being asked to approve the renewal of the Fee Waiver through March 31, 2025.

INVESTMENT COUNSEL • DISCOUNT BROKERAGE • NO-LOAD MUTUAL FUNDS • RETIREMENT PLANS • TRUST SERVICES

Expense Limitation and Fee Waiver Agreement

To:	Board of Trustees of Saturna Investment Trust
From:	Saturna Capital Corporation
Date:	March 19, 2024

Saturna Capital Corporation will continue to subsidize certain Sextant Funds and the Sustainable Funds by waiving Saturna’s management fee and, to the extent necessary, reimburse expenses, to limit the total net annual operating expenses (excluding taxes, commissions, and extraordinary expenses) of each Fund listed below, through March 31, 2025, as listed in the table below.

Fund	Annual Total Net Operating Expenses
Short Term Bond Fund	0.60%
Bond Income Fund	0.65%
Global High Income Fund	0.75%
Saturna Sustainable Equity Fund	0.75%
Saturna Sustainable Bond Fund	0.65%

The undertakings described above may be canceled with respect to any of these Funds only with the consent of the Board of Trustees or the termination of the management contract of any such Fund with the Adviser.

SATURNA INVESTMENT TRUST		SATURNA CAPITAL CORPORATION

By:	/s/ Jane K. Carten	By:	/s/ Jane K. Carten
Name:	Jane K. Carten	Name:	Jane K. Carten
Title:	President	Title:	President